Exhibit 5

                         PETER KIEWIT SONS', INC.
                            1000 Kiewit Plaza
                         Omaha, Nebraska  68131
                            (402) 342-2052
                        Fax:  (402) 536-3645



                            December 12, 1997



Peter Kiewit Sons', Inc.
1000 Kiewit Plaza
Omaha, Nebraska  68131

Gentlemen:

	I have acted as counsel to Peter Kiewit Sons', Inc., a Delaware corporation
(the "Company"), in connection with the preparation of a Registration
Statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Company of up to 1,783,329 shares of its Class D Diversified
Group Convertible Exchangeable Common Stock, par value $.0625 per share
("Class D Stock"), pursuant to the 1995 Class D
Stock Plan of the Company (as amended November 10, 1997).

	In reaching the conclusions set forth below, I have examined such certificates of public officials and corporate documents and records and have made such other investigations, as I have considered necessary. As to various matters of fact, I have relied on responses to inquiries made of officers and employees of the Company or its subsidiaries.

	Based on the foregoing, I am of the opinion that the Class D Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

	I am admitted to practice solely in the State of Nebraska.  The opinions set forth above are limited to the General Corporation Law of the State of
Delaware, and I express no opinion with respect to the laws of any other jurisdiction.

	I consent to the filing of this opinion as an exhibit to the Registration Statement.

                              					Very truly yours,


                             					/s/ Matthew J. Johnson
                                 					Matthew J. Johnson
                                 					Vice President-Legal